SCHNADER HARRISON SEGAL & LEWIS LLP
                               1600 MARKET STREET
                                   SUITE 3600
                           PHILADELPHIA, PA 19103-7286

                                                              October 11, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re: GLOBAL TECHNOLOGIES, LTD. REGISTRATION STATEMENT ON FORM S-3

Dear Sir/Madam:

          As counsel to Global Technologies, Ltd., a Delaware corporation (the "Company"), we are familiar with the corporate proceedings relating to the proposed registration on Form S-3 (the "Registration Statement"), which was filed with the Securities and Exchange Commission on or about October 11, 2000, of 541,314 shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"), which includes, without limitation, 437,500 Shares to be issued upon the conversion, payment and/or redemption of a secured convertible note (the "Note") referred to in the Registration Statement, and 103,618 Shares which were issued to certain selling stockholders in connection with certain agreements with the Company referred to in the Registration Statement (all as more fully set forth in the Registration Statement).

         We have examined the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, and related consents of and minutes of action taken by the Board of Directors of the Company, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares and the Note as we deemed appropriate for purposes of rendering this opinion.

         Based upon the foregoing, it is our opinion that the Shares, when issued and paid for upon the due conversion, payment and/or redemption of the Note will be validly issued, fully paid and non-assessable and that the Shares issued in connection with the redemption of the secured convertible note and certain agreements with the Company are validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 of the Registration Statement.

                                     Very truly yours,

                                     /s/ SCHNADER HARRISON SEGAL & LEWIS LLP